Sonder Holdings Inc. Appoints Chief Operating Officer and Chief Accounting Officer

Tech-enabled, global hospitality company strengthens executive team

4:30 PM EDT

SAN FRANCISCO – August 2, 2022 – Sonder Holdings Inc. (Nasdaq: SOND; “Sonder”), a leading next-generation hospitality company that is redefining the guest experience through technology and design, announced today the appointment of Deeksha Hebbar as Chief Operating Officer, and Chris Berry as Senior Vice President and Chief Accounting Officer.

Sonder recently consolidated its operations teams, streamlining frontline market-level operations and its centralized support service operations. In the role of Chief Operating Officer, Hebbar will lead this combined team, overseeing all Sonder operations including turning over units, opening and maintaining properties, and delivering service to guests. Hebbar was previously SVP of Operations at Sonder, and prior to Sonder held roles at technology and consulting businesses including Google Inc. and McKinsey & Company.

Berry joins Sonder as Chief Accounting Officer, overseeing all accounting functions as well as procurement. Berry previously served as Chief Accounting Officer at Alaska Air Group, Inc. where he scaled the accounting function, implementing new systems, leading a large team, and successfully managing the balance sheet during the Covid-19 pandemic.

“We have a world-class leadership team, which we’re strengthening further by elevating existing talent and hiring from the industry’s best. Deeksha Hebbar steps up as COO following almost five successful years at Sonder, while Chris Berry brings deep travel industry experience to the CAO role,” said Francis Davidson, Co-Founder and Chief Executive Officer of Sonder.

About Sonder

Sonder (Nasdaq: SOND) is revolutionizing hospitality through innovative, tech-enabled service and inspiring, thoughtfully designed accommodations combined into one seamless experience. Launched in 2014 and headquartered in San Francisco, Sonder provides a variety of accommodation options — from spacious rooms to fully-equipped suites and apartments — found in over 35 markets spanning ten countries and three continents. The Sonder app gives guests full control over their stay. Complete with self-service features, simple check-in and 24/7 on-the-ground support, amenities and services at Sonder are just a tap away, making a world of better stays open to all.

To learn more, visit www.sonder.com or follow Sonder on Facebook, Twitter or Instagram.

Download the Sonder app on Apple or Google Play.

Contacts

Media Contact:
press@sonder.com

Investor Relations Contact:
ir@sonder.com